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Exhibit 99.2


CONTACT:    Liz Merritt, Director of Communications
            (480) 606-3337

            Morgen-Walke Associates
            Investor Relations:   John Swenson
            (415) 296-7383
            Media Relations:      Christopher Katis, Sheryl Seapy
            (415) 296-7383
            Wire Services:        Eric Gonzales
            (212) 850-5600


FOR IMMEDIATE RELEASE

                 RURAL/METRO RECEIVES EXTENSION OF BANK WAIVER;
                           MAKES BOND INTEREST PAYMENT

SCOTTSDALE, ARIZ. (March 15, 2000) - Rural/Metro Corporation (Nasdaq: RURL) today announced that it has negotiated an extension of its waiver of covenant compliance under its revolving credit facility through April 13, 2000, and continues to work with its lenders to achieve a long-term agreement. The waiver extension also provides for $5 million of funding availability to the Company, subject to certain terms to be negotiated.

         The Company also announced that it will make its scheduled $5.9 million payment today to its bondholders, which represents semi-annual interest on its $150 million senior notes.

         Jack Brucker, President and Chief Executive Officer said, "We are making our scheduled bond interest payment from existing resources without requesting additional funds from our banks. This reflects the early success of our recently announced restructuring program, which includes scaling back unprofitable service areas, trimming corporate overhead costs and increasing emphasis on quality of revenue. This early success provides the opportunity to work with our bank group to finalize our restructuring plan, which we anticipate will improve results and build value in the Company for all stakeholders. We are
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pleased by this vote of confidence from our bank group and look forward to finalizing a long-term plan."

         Brucker continued, "Rural/Metro provides essential services throughout the nation in communities that have placed a tremendous trust in our hands. As we work through this process, we believe Rural/Metro will emerge a healthier, more profitable company that will continue to deliver top-quality ambulance and fire protection services."

         Rural/Metro Corporation provides mobile healthcare services, including 911 and general ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in hundreds of communities throughout the United States and Latin America.

         This press release contains forward-looking statements regarding future business prospects that involve risks and uncertainties, including the current healthcare reimbursement environment, that are identified from time to time in the Company's SEC reports and filings.
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